Exhibit 10.7

GENON ENERGY, INC.

CHANGE IN CONTROL SEVERANCE PLAN

GENON ENERGY, INC.
CHANGE IN CONTROL SEVERANCE PLAN

INDEX

Table of Contents

ARTICLE 1 PURPOSE AND TERM		1
1.1	Purpose	1
1.2	Term	1
ARTICLE 2 DEFINITIONS		1
2.1	“Affiliate”	1
2.2	“Base Salary”	1
2.3	“Board”	1
2.4	“Cause”	1
2.5	“Change in Control”	2
2.6	“Code”	2
2.7	“Committee”	2
2.8	“Company”	2
2.9	“Disability”	2
2.10	“Effective Date”	2
2.11	“Employee”	2
2.12	“ERISA”	2
2.13	“Good Reason	2
2.14	“Notice of Termination”	3
2.15	“Participant”	3
2.16	“Plan”	3
2.17	“Severance Benefits”	4
2.18	“Target Annual Bonus”	4
2.19	“Termination Date”	4
2.20	“Tier Level”	4
2.21	“Waiver and Release”	4
2.22	“Welfare Benefit Coverage”	4
ARTICLE 3 ELIGIBILITY		4
3.1	Participation	4
3.2	Duration of Participation	4
ARTICLE 4 SEVERANCE BENEFITS		5
4.1	Right to Severance Benefits	5
4.2	Amount of Severance Benefits	5
4.3	Non-Duplication of Benefits	7
4.4	Full Settlement; No Mitigation	8
4.5	Code Section 409A	8
4.6	Potential Reduction of Payments under the Plan	9

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ARTICLE 5 TERMINATION OF EMPLOYMENT		10
5.1	Written Notice Required	10
5.2	Termination Date	10
ARTICLE 6 DURATION, AMENDMENT AND TERMINATION, CLAIMS		11
6.1	Duration	11
6.2	Amendment and Termination	11
6.3	Form of Amendment	11
6.4	Claims Procedure	11
ARTICLE 7 MISCELLANEOUS		12
7.1	Legal Fees and Expenses	12
7.2	Employment Status	12
7.3	Nature of Plan and Benefits	12
7.4	Withholding of Taxes	12
7.5	No Effect on Other Benefits	13
7.6	Validity and Severability	13
7.7	Successors	13
7.8	Assignment	13
7.9	Enforcement	13
7.10	Governing Law	13
EXHIBIT A Definition of Change in Control		A-1
EXHIBIT B Participants		B-1
EXHIBIT C Form of Waiver and Release		C-1

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GENON ENERGY, INC.

CHANGE IN CONTROL SEVERANCE PLAN

ARTICLE 1
PURPOSE AND TERM

1.1                         Purpose.  GenOn Energy, Inc. (“the Company”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of certain key employees, notwithstanding the possibility, threat or occurrence of a Change in Control of the Company.  The Company believes it is imperative to diminish the inevitable distraction of such key employees by virtue of the personal uncertainties and risks created by a threatened or pending Change in Control, and to encourage the key employees’ full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the key employees with compensation and benefits arrangements upon a Change in Control.  Therefore, in order to accomplish these objectives, the Company has adopted the Plan.

The Plan is intended to qualify under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA as an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

1.2                         Term.  The Plan shall be effective as of the Effective Date, subject to amendment from time to time in accordance with Section 6.2.  The Plan shall continue until terminated pursuant to Article 6 of the Plan.

ARTICLE 2
DEFINITIONS

As used herein, the following words and phrases shall have the following meanings:

2.1                         “Affiliate” means any corporation or other entity (including, but not limited to, a partnership or a limited liability company) which is 50% or more owned, directly or indirectly, by the Company.

2.2                         “Base Salary” means the amount a Participant is entitled to receive as wages or salary on an annualized basis as in effect immediately prior to a Change in Control or, if greater, at any time thereafter, in each case without reduction for any pre-tax contributions to benefit plans.  Base Salary does not include bonuses, short-term incentive pay, overtime pay or income from stock options, stock grants or other incentive compensation.

2.3                         “Board” means the Board of Directors of the Company.

2.4                         “Cause” as a reason for a Participant’s termination of employment means any of the following acts by the Participant, as determined by the Chief Executive Officer of the

Company in the case of Tier II and Tier III Employees and by the Board in the case of Tier I Employees:  (a) gross neglect of duty; (b) prolonged absence from duty without the consent of the Company; (c) intentionally engaging in any activity that is in conflict with or adverse to the business or other interests of the Company; (d) conviction of a felony; or (e) willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company.  This definition applies to the Plan only.  Use of the term “Cause” in the Plan does not change or modify any individual’s employment-at-will status.

2.5                         “Change in Control” means a Change in Control as defined in Exhibit A to this Plan.

2.6                         “Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes a reference to the underlying proposed or final regulations.

2.7                         “Committee” means the Compensation Committee of the Board.

2.8                         “Company” means GenOn Energy, Inc., or its successor as provided in Section 7.7.

2.9                         “Disability” has the same meaning assigned such term in the Company’s long-term disability plan, as in effect from time to time, or if no such plan is in effect, “Disability” means Permanent and Total Disability as defined in Section 22(e)(3) of the Code.

2.10                  “Effective Date” means February 27, 2012.

2.11                  “Employee” means any regular, full-time or part-time employee of the Company or any Affiliate.  Where the context requires in connection with a Participant who is employed directly by an Affiliate, the term “Company” as used herein includes such Affiliate.

2.12                  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.13                  “Good Reason” means, as a reason for a Participant’s resignation from employment, the occurrence of any of the following after a Change in Control:

(a)                                 A material reduction by the Company in the Participant’s Base Salary or Target Annual Bonus, as in effect immediately prior to a Change in Control, as the same may be increased from time to time (it being understood that a Participant shall not have a basis to resign for Good Reason if (i) such reduction is part of a less than 5% across-the-board reduction in base salary rate or target annual bonus opportunity similarly affecting at least 95% of all Employees of the Company, or (ii) no bonus is paid, or the amount of the bonus is reduced, as a result of the failure of the Participant or the Company to achieve applicable performance targets for such bonus);

(b)                                 Failure by the Company to continue (i) in effect any compensation plan (which includes, but is not limited to, any retirement, health and welfare, incentive and fringe benefits plan or program) in which the Participant participates that is material to the Participant’s total compensation or (ii) the Participant’s participation therein on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Participant’s participation relative to other participants, unless (x) such failure arises from the discontinuance of, or change to, any compensation plan affecting at least 95% of all Employees of the Company who are covered under such affected plan and the amount of the reduced benefits, or increased cost to the Participant, is less than 5% of the Participant’s aggregate base salary rate and target annual bonus opportunity as in effect immediately prior to such change, or (y) an equitable arrangement for the Participant has been made with respect to such affected plan;

(c)                                  Failure by the Company to comply with and satisfy its obligations to the Participant under any employment agreement, accepted written offer of employment or similar arrangement;

(d)                                 The assignment to the Participant of duties materially inconsistent with his or her position, duties or responsibilities as in effect immediately prior to a Change in Control, or any other action by the Company which results in a material diminution in such position, duties or responsibilities, excluding for this purpose (i) a change in title or reporting relationship alone, (ii) assignment of a position of similar stature and compensation with duties consistent with the Participant’s experience and training, or (iii) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant;

(e)                                  The failure of the Company to comply with and satisfy its obligations under Section 7.7 of the Plan; or

(f)                                   A requirement that the Participant move his or her principal place of business to a location that is more than 50 miles from the location at which the Participant was stationed immediately prior to a Change in Control;

provided, however, that (1) Good Reason shall not exist with respect to an event unless the Participant shall provide the Company with a Notice of Termination that sets forth in reasonable detail the facts and circumstances supporting the Good Reason event not later than 90 days after the Participant has notice that the event has occurred and (2) the Company shall have 30 days from the date of receipt of the Notice of Termination to cure the event.  If the Company cures the event, such Notice of Termination shall be deemed rescinded.  If the Company fails to cure the event timely, the Employee shall be deemed to have terminated for Good Reason at the end of such 30-day cure period.

2.14                  “Notice of Termination” means a written notice by the Company or the Participant of the termination of the Participant’s employment that satisfies the requirements of Article 5.

2.15                  “Participant” means any Employee designated by the Committee or the Board as a participant in the Plan.

2.16                  “Plan” means this GenOn Energy, Inc. Change in Control Severance Plan.

2.17                  “Severance Benefits” mean the benefits payable in accordance with Article 4 of the Plan.

2.18                  “Target Annual Bonus” means, with respect to any Participant, an amount equal to the higher of (x) the Participant’s target bonus opportunity under the annual bonus plan or annual short-term incentive plan applicable to the Participant for the year during which a Change in Control occurs, provided, however, that if no target bonus opportunity has been established for such year under such plan, the year immediately preceding the year in which a Change in Control occurs, or (y) the Participant’s target bonus opportunity under the annual bonus plan or annual short term incentive plan applicable to the Participant in effect at any time after a Change in Control.

2.19                  “Termination Date” means the date of the termination of a Participant’s employment with the Company as determined in accordance with Article 5.

2.20                  “Tier Level” means a Participant’s designation as a Tier I, Tier II or Tier III Employee, as described in Section 3.1.

2.21                  “Waiver and Release” means a legal document substantially in the form attached as Exhibit C to the Plan.

2.22                  “Welfare Benefit Coverage” means medical, dental and vision benefits.

ARTICLE 3
ELIGIBILITY

3.1                         Participation.  The Committee or the Board shall designate from time to time those Employees or classes of Employees who are Participants in the Plan.  In the event the Committee or the Board designates certain Participants by job title, position, function or responsibilities, an Employee who is appointed to such a position after the Effective Date shall be a Participant upon the date he or she begins his or her duties in such position, unless otherwise determined by the Committee or the Board.  The Committee or the Board shall designate each Participant in the Plan as a Tier I, Tier II or Tier III Employee.  Exhibit B, attached hereto and made a part hereof, sets forth the initial Participants by job title and their respective Tier Levels, which may be amended by the Committee or the Board at any time prior to a Change in Control to add or remove individual Participants or classes of Participants or to change Tier Level classifications; provided, however, that the removal of individual Participants or classes of Participants from the Plan, or any change in Tier Level classification to a lower Tier Level with respect to any individual Participant or class of Participants shall not be effective for at least 12 months after the date of the Committee or Board action.  If a Change in Control occurs during such 12-month period, any such action to remove individual Participants or classes of Participants or to place individual Participants or classes of Participants in a lower Tier Level shall be null and void.

3.2                         Duration of Participation.  Subject to Article 4 and Article 6, an Employee shall cease to be a Participant in the Plan if (i) his or her employment is terminated under circumstances in which he or she is not entitled to Severance Benefits under the terms of the Plan, or (ii) prior to a Change in Control, he or she ceases to be among the class of Employees designated by the Committee or the Board as Participants. Notwithstanding the foregoing, a Participant who has terminated employment and is entitled to Severance Benefits under Section 4.1 shall remain a Participant in the Plan until the full amount of the Severance Benefits and any other amounts payable under the Plan have been paid to the Participant.

ARTICLE 4
SEVERANCE BENEFITS

4.1                         Right to Severance Benefits.  A Participant shall be entitled to receive from the Company Severance Benefits in the amount provided in Section 4.2:

(a)                                 If within the two-year period following a Change in Control:

(i)                                     the Participant’s employment with the Company or any Affiliate is terminated by the Company without Cause (other than by reason of the Participant’s death or Disability);

(ii)                                  the Participant’s employment is terminated by the Participant for Good Reason; or

(iii)                               the Participant’s employment is terminated by an action initiated by the Company or any Affiliate and mutually agreed upon by the Participant and the Company; or

(b)                                 If a Change in Control occurs and

(i)                                     a Participant’s employment with the Company or any Affiliate was terminated by the Company without Cause (other than by reason of the Participant’s death or Disability) prior to the date of the Change in Control; or

(ii)                                  an action was taken with respect to the Participant prior to the date of the Change in Control that would have constituted Good Reason if taken after a Change in Control; and

the Participant can reasonably demonstrate that such termination or action in clause (b)(i) or (ii) above, as applicable, occurred at the request of a third party who had taken steps reasonably calculated to effect the Change in Control, then the termination or action, as applicable, will be treated for all purposes of the Plan as having occurred immediately following the Change in Control and such former Participant shall be entitled to the Severance Benefits, subject to and in accordance with the terms and conditions of the Plan.

4.2                         Amount of Severance Benefits.  If a Participant’s employment is terminated in circumstances entitling him or her to Severance Benefits as provided in Section 4.1, then, subject to the Waiver and Release requirement in Section 4.2(f) and Sections 4.5 and 4.6 hereof:

(a)                                 Severance Payment.  The Company shall pay to the Participant in a single lump sum cash payment no later than the 70th day following his or her Termination Date, or such later date as may be required by Section 4.5 of the Plan, the aggregate of the following amounts:

(i)                                     the sum of (x) the Participant’s Base Salary through the Termination Date to the extent not theretofore paid, (y) the product of (A) the Participant’s Target Annual Bonus for the year in which the Termination Date occurs, and (B) a fraction, the numerator of which is the number of days in the current fiscal year through the Termination Date, and the denominator of which is 365, and (z) any accrued vacation pay to the extent not theretofore used or paid; and

(ii)                                  a severance payment equal to the product of three times, in the case of a Tier I Employee, or two times, in the case of a Tier II Employee, or 1.5 times, in the case of a Tier III Employee, the sum of (x) the Participant’s Base Salary and (y) the Target Annual Bonus for the year in which the Termination Date occurs.

(b)                                 Welfare Benefit Coverage.

(i)                                     Active Coverage.  The Company will provide, or will cause to be provided, continued Welfare Benefit Coverage (as in effect from time to time for similarly situated active employees) for the Participant and the Participant’s eligible dependents at the active employee rate for (x) 36 months, in the case of a Tier I Employee, (y) 24 months, in the case of a Tier II Employee, and (z) 18 months, in the case of a Tier III Employee following the Participant’s Termination Date.

(ii)                                  Post Retirement Medical Coverage.  If the Participant would be entitled to post-retirement medical coverage within two years following the Participant’s Termination Date if the Participant had remained employed, the Company will provide, or cause to be provided, the coverage as follows:

(A)                               the coverage provided will be the coverage in effect immediately before the Participant’s Termination Date; and

(B)                               coverage will begin on the later of (i) the date on which the post-retirement medical coverage would have become available or (ii) the date on which the benefits under Section 4.2(b)(i) end; and

(C)                               the post-retirement medical coverage so provided will be that as in effect from time to time for retired employees (which coverage may be amended or terminated at any time by the Company (or an Affiliate).

(iii)                               Reduction for Other Coverage.  Benefits otherwise receivable by the Participant pursuant to this Section 4.2(c) will be reduced to the extent the Participant becomes eligible to receive benefits pursuant to a government-sponsored health insurance or health care program.

(c)                                  Equity-Based Compensation.  A Participant shall be entitled to receive benefits with respect to any equity-based compensation in accordance with the applicable plans and agreements.

(d)                                 Other Benefits.  To the extent not theretofore paid or provided, the Company shall (or the Company shall cause an Affiliate to) timely pay or provide to the Participant any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its Affiliates.

(e)                                  Outplacement.  The Company will provide or cause to be provided outplacement services pursuant to a Company-arranged program for a period of up to 12 months following the Participant’s Termination Date in connection with Participant’s efforts to obtain new employment.  The Participant must notify the Company or the outplacement firm designated by the Company, in writing, within 180 days after the Participant’s Termination Date if Participant wishes to utilize this outplacement benefit.  In no event will the period of outplacement services extend beyond the two-year anniversary of the Participant’s Termination Date, regardless of the date Participant gives the notice required hereunder.  The Participant shall not be entitled to a cash payment in lieu of such outplacement services.

(f)                                   Waiver and Release.  The foregoing notwithstanding, payment or receipt of the benefits under this Section 4.2 is subject to the Participant’s timely execution and return of a Waiver and Release to the Company, without subsequent revocation during the seven-day period following such execution date (the “Waiver and Release Revocation Period”), as provided in this Section 4.2(f).  The Company shall provide the Participant the Waiver and Release no later than 15 days after the Participant’s Termination Date.  Participant shall have 45 days following receipt of the Waiver and Release to consider, execute and return the Waiver and Release to the Company and shall then have the right to revoke the Waiver and Release during the Waiver and Release Revocation Period.  If Participant fails to timely execute and return the Waiver and Release to the Company or revokes such Waiver and Release during the Waiver and Release Revocation Period, then Participant shall forfeit, and shall not be entitled to, any of the benefits described in this Section 4.2.

4.3                         Non-Duplication of Benefits.  The Plan is not intended to supersede any other plan, program, arrangement or agreement providing a Participant with severance or related benefits in the case of termination of employment following a Change in Control.  In the event that a Participant becomes entitled to receive benefits under the Plan and any such benefit duplicates a benefit that would otherwise be provided under any other plan, program, arrangement or agreement as a result of the Participant’s termination of employment, then the Participant shall be entitled to receive the greater of the benefit available under the Plan, on the one hand, and the benefit available under such other plan, program, arrangement or agreement, on the other.

For the avoidance of doubt, if a Participant was (i) a participant in the Mirant Corporation Change in Control Plan, effective as of June 6, 2006 (“Mirant Plan”), or (ii) a party to a Change in Control Agreement with RRI (“RRI Agreement”) as of December 3, 2010, the closing date of the transaction pursuant to that certain Agreement and Plan of Merger by and among Reliant Energy, Inc., RRI Energy Holdings, Inc. and Mirant Corporation, dated as of April 11, 2010, as amended, such Participant shall continue to be eligible for the severance benefits provided under the Mirant Plan or RRI Agreement, as applicable, during the period beginning on December 3, 2010 and ending on December 3, 2012 (the “Protected Period”) except to the extent waived in writing by such Participant.  If such Participant becomes entitled to severance benefits under the Mirant Plan or RRI Agreement during the Protected Period, then the Participant shall be entitled to the severance benefits that are greater under (i) the Mirant Plan or RRI Agreement, as applicable, or (ii) the Plan (but not under both).

4.4                         Full Settlement; No Mitigation.  The Company’s obligation to make the payments provided for under the Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Participant or others.  In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of the Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

4.5                         Code Section 409A.  Notwithstanding any provisions of the Plan or the foregoing provisions of this Article 4 to the contrary:

(a)                                 Compliance.  It is the intent of the parties that the Plan comply with Code Section 409A.  Accordingly, the Plan will be interpreted and operated consistent with such requirements of Code Section 409A in order to avoid the application of penalty taxes under Code Section 409A to the extent reasonably practicable.  The Company shall neither cause nor permit any payment, benefit or consideration to be substituted for a benefit that is payable under the Plan if such action would result in the failure of any amount that is subject to Code Section 409A to comply with the applicable requirements of Code Section 409A.  To the extent that any amount or benefit that would constitute “deferred compensation” for purposes of Code Section 409A would otherwise be payable or distributable under the Plan by reason of a Participant’s termination of employment, such amount or benefit will not be payable or distributable to the Participant unless (i) such termination of employment meets the requirements of a “Separation from Service” (as defined in Code Section 409A), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Code Section 409A by reason of the “short term deferral exemption” or otherwise.

(b)                                 Waiting Period for Specified Employees.  Notwithstanding Section 4.2(a) or any provision of the Plan to the contrary, if a Participant is a “Specified Employee” (as that term is defined in Code Section 409A) as of the Participant’s Termination Date, then the amounts or benefits which (i) are payable under the Plan upon the Participant’s “Separation from Service” (as defined above), (ii) are subject to the provisions of Code Section 409A and not otherwise excluded under Code Section 409A, and (iii) would otherwise be payable during the first six-month period following such Separation from Service, shall be paid on the first business day that (x) is at least six months after the date after the Participant’s Termination Date or (y) follows the Participant’s date of death, if earlier.

(c)                                  Reimbursements and In-Kind Benefits.  All reimbursements and in-kind benefits provided pursuant to the Plan shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) such that any reimbursements or in-kind benefits will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event.  Specifically, (i) the amounts reimbursed and in-kind benefits provided under the Plan, other than total reimbursements that are limited by a lifetime maximum under a group health plan, during the Participant’s taxable year may not affect the amounts reimbursed or in-kind benefits provided in any other taxable year, (ii) the reimbursement of an eligible expense shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense was incurred, and (iii) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit.

4.6                           Potential Reduction of Payments under the Plan.  Whether or not a Participant becomes entitled to the payments or benefits pursuant to Section 4 of the Plan, if any of the payments or benefits received or to be received by the Participant (including any payment or benefit received or to be received in connection with a Change in Control or the Participant’s termination of employment, whether pursuant to the terms of the Plan or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) will be subject to the tax under Section 4999 of the Code (the “Excise Tax”), a reduction shall be made from the severance amount in Section 4.2(a)(ii) above (and if necessary, from the severance amount in Section 4.2(a)(i) above) so that the amount of the Total Payments is equal to the largest amount that would result in no portion of the Total Payments being subject to the Excise Tax, but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments will be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of Deloitte Tax LLP (or such other nationally recognized certified public accounting firm as may be designated by the Company) (the “Tax Advisor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of Section 280G(b)(l) of the Code will be treated as subject to the Excise Tax unless, in the opinion of the Tax Advisor, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the base amount allocable to such reasonable compensation (within the meaning of Section 280G of the Code), or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit will be determined by the Tax Advisor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of this Section 4.6, the Participant shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the applicable Total Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Participant’s residence in the calendar year in which the applicable Total Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and except to the extent that the Participant otherwise notifies the Company, the Participant shall be deemed to be subject to the loss of itemized deductions and personal exemptions to the maximum extent provided by the Code for each dollar of incremental income.

At the time that payments are made under the Plan, the Company shall provide the Participant with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from the Tax Advisor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

ARTICLE 5
TERMINATION OF EMPLOYMENT

5.1                           Written Notice Required.  Any purported termination of employment, whether by the Company or by the Participant, shall be communicated by a Notice of Termination, except in the case of the Participant’s death.

5.2                           Termination Date.  In the case of the Participant’s death, the Participant’s Termination Date shall be his or her date of death.  In the case of the Participant’s termination of employment by the Company for Cause or due to Disability, the Participant’s Termination Date is the date the Company terminates the Participant.  In the case of the Participant’s termination of employment for Good Reason, the Participant’s Termination Date shall be the date specified in the Notice of Termination, provided that such date must be 30 days from the date the Notice of Termination is given to the Company (and subject to the Company’s cure right during such 30-day period).

ARTICLE 6
DURATION, AMENDMENT AND TERMINATION, CLAIMS

6.1                           Duration.  The Plan shall become effective as of the Effective Date.  The Board or the Committee may terminate the Plan as of any date that is at least 12 months after the date of the Board or Committee’s action.  If a Change in Control occurs during such 12-month period, the Plan shall continue in full force and effect and shall not terminate or expire until after all Participants who become entitled to any payments hereunder shall have received such payments in full.

6.2                           Amendment and Termination.  Subject to the following sentence, the Plan may be amended from time to time in any respect by the Board or the Committee; provided, however, in the event that a Change in Control occurs within one year following an amendment to the Plan that would adversely affect the rights or potential rights of Participants, the amendment will not be effective.  In anticipation of or on or following a Change in Control, the Plan shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect which adversely affects the rights of Participants without the consent of each Participant so affected.  For the avoidance of doubt, removal of a Participant as a Participant (other than as a result of the Participant ceasing to be an Employee) or a decrease in the Participant’s Tier Level shall be deemed to be an amendment of the Plan which adversely affects the rights of the Participant.

6.3                           Form of Amendment.  The form of any amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board or the Committee. An amendment of the Plan in accordance with the terms hereof shall automatically effect a corresponding amendment to all Participants’ rights and benefits hereunder. A termination of the Plan shall, in accordance with the terms hereof, automatically effect a termination of all Participants’ rights and benefits hereunder.

6.4                                 Claims Procedure.  A Participant or his or her authorized representative (as applicable, the “claimant”) may file a claim with respect to amounts asserted to be due hereunder by filing a written claim with the Company’s senior human resources officer (“Claims Administrator”) specifying the nature of such claim in detail.  The Claims Administrator shall notify the claimant within 60 days as to whether the claim is allowed or denied, unless the claimant receives written notice from the Claims Administrator prior to the end of the 60-day period stating that special circumstances require an extension of time for a decision on the claim, in which case the period shall be extended by an additional 60 days.  Notice of the Claims Administrator’s decision shall be in writing, sent by mail to the Participant’s last known address and, if the claim is denied such notice shall:  (i) state the specific reasons for denial; (ii) refer to the specific provisions of the Plan upon which such denial is based; (iii) if applicable, describe any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary; and (iv) explain the appeal procedure in Section 6.4(b), including the right to bring suit under Section 502(a) of ERISA if the claim is denied on appeal.

(a)                                  A claimant is entitled to request a review of any denial of his or her claim under Section 6.4(a).  The request for review must be submitted to the committee appointed by GenOn Energy Services, LLC to serve as plan administrator of its tax-qualified plan (“Benefits Committee”) in writing within 60 days of mailing by the Claims Administrator of notice of the denial (absent a denial notice within the 60- or 120- day period in Section 6.4(a), the claim will be deemed conclusively denied).  The claimant shall be entitled to review all pertinent documents, and to submit issues and comments in writing to the Benefits Committee.  The review shall be conducted by the Benefits Committee, which may, if requested by the Benefits Committee, afford the claimant a hearing and which shall render a decision in writing within 60 days of a request for a review, provided that, if the Benefits Committee determines prior to the end of such 60-day review period that special circumstances require an extension of time for the review and decision of the denial, the period for review and decision on the denial shall be extended by an additional 60 days.  The claimant shall receive written notice of the Benefits Committee’s review decision and if the claim is denied, such notice shall:  (i) state the specific reasons for the denial; (ii) refer to the specific provisions of the Plan upon which such denial is based; (iii) state that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim for benefits; and (iv) inform the claimant of his or her right to bring suit under Section 502(a) of ERISA.

(b)                                 Except as may be otherwise required by law, the decision of the Benefits Committee in Section 6.4(b) regarding the claimant’s claim on appeal will be final, binding and conclusive on all parties.  Completion of the claims procedure described above in this Section 6.4 is a condition precedent to commencing any legal or equitable action regarding a claim for Severance Benefits under the Plan.

ARTICLE 7
MISCELLANEOUS

7.1                           Legal Fees and Expenses.  The Company shall reimburse all legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably and in good faith incurred by a Participant if the Participant prevails on a material issue with respect to his or her claim for relief in an action by the Participant to obtain or enforce any right or benefit provided by the Plan.

7.2                           Employment Status.  The Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Company’s policies regarding termination of employment.

7.3                           Nature of Plan and Benefits.  Participants and any other person who may have rights hereunder shall be mere unsecured general creditors of the Company with respect to the Severance Benefits due hereunder, and all amounts (other than fully insured benefits) shall be payable from the general assets of the Company.

7.4                           Withholding of Taxes.  The Company may withhold from any amount payable or benefit provided under the Plan such Federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.

7.5                           No Effect on Other Benefits.  Severance Benefits shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies and agreements, except to the extent expressly provided therein or herein.

7.6                           Validity and Severability.  The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.7                           Successors.  The Plan shall bind any successor of or to the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place.  In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in the Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the Plan.

7.8                           Assignment.  The Plan shall inure to the benefit of and shall be enforceable by a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If a Participant should die while any amount is still payable to the Participant under the Plan had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to the Participant’s estate.  A Participant’s rights under the Plan shall not otherwise be transferable or subject to lien or attachment.

7.9                           Enforcement.  The Plan is intended to constitute an enforceable contract between the Company and each Participant subject to the terms hereof.

7.10                     Governing Law.  To the extent not preempted by ERISA, the validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Delaware, without reference to principles of conflict of law.

IN WITNESS WHEREOF, GenOn Energy, Inc. has executed these presents to be executed by its duly authorized officer in a number of copies, all of which shall constitute but one and the same instrument which may be sufficiently evidenced by any executed copy hereof, this 2nd day of March, 2012, but effective as of February 27, 2012.

GENON ENERGY, INC.

By:	/s/ Karen D. Taylor
Karen D. Taylor
Senior Vice President, Human Resources and Administration

EXHIBIT A

Definition of
Change in Control

For purposes of this Plan, a “Change in Control” shall be deemed to have occurred upon the occurrence of any of the following:

(a)                                  30% Ownership Change:  Any Person, other than an ERISA-regulated pension plan established by the Company or an Affiliate, makes an acquisition of Outstanding Voting Stock and is, immediately thereafter, the beneficial owner of 30% or more of the then Outstanding Voting Stock, unless such acquisition is made directly from the Company in a transaction approved by a majority of the Incumbent Directors; or any Group is formed that is the beneficial owner of 30% or more of the Outstanding Voting Stock; or

(b)                                 Board Majority Change:  Individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board; or

(c)                                  Major Mergers and Acquisitions:  Consummation of a Business Combination unless, immediately following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Voting Stock immediately before such Business Combination beneficially own, directly or indirectly, more than 70% of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination in substantially the same relative proportions as their ownership, immediately before such Business Combination, of the Outstanding Voting Stock, (ii) if the Business Combination involves the issuance or payment by the Company of consideration to another entity or its shareholders, the total fair market value of such consideration plus the principal amount of the consolidated long-term debt of the entity or business being acquired (in each case, determined as of the date of consummation of such Business Combination by a majority of the Incumbent Directors) does not exceed 50% of the sum of the fair market value of the Outstanding Voting Stock plus the principal amount of the Company’s consolidated long-term debt (in each case, determined immediately before such consummation by a majority of the Incumbent Directors), (iii) no Person (other than any corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination and (iv) a majority of the members of the board of directors of the parent corporation resulting from such Business Combination were Incumbent Directors of the Company immediately before consummation of such Business Combination; or

(d)                                 Major Asset Dispositions:  Consummation of a Major Asset Disposition unless, immediately following such Major Asset Disposition, (i) individuals and entities that were beneficial owners of the Outstanding Voting Stock immediately before such Major Asset Disposition beneficially own, directly or indirectly, more than

70% of the then outstanding shares of voting stock of the Company (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) and (ii) a majority of the members of the Board (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) were Incumbent Directors of the Company immediately before consummation of such Major Asset Disposition.

Anything in this definition to the contrary notwithstanding, no Change in Control shall be deemed to have occurred unless such event constitutes an event specified in Code Section 409A(2)(A)(v) and the Treasury Regulations promulgated thereunder.

For purposes of the definition of a “Change in Control”,

(1)                                  “Person” means an individual, entity or group;

(2)                                  “Group” is used as it is defined for purposes of Section 13(d)(3) of the Exchange Act;

(3)                                  “Beneficial Owner” is used as it is defined for purposes of Rule 13d-3 under the Exchange Act;

(4)                                  “Outstanding Voting Stock” means outstanding voting securities of the Company entitled to vote generally in the election of directors; and any specified percentage or portion of the Outstanding Voting Stock (or of other voting stock) is determined based on the combined voting power of such securities;

(5)                                  “Incumbent Director” means a director of the Company (x) who was a director of the Company on the Effective Date or (y) who becomes a director after such date and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of the Incumbent Directors at the time of such election or nomination, except that any such director will not be deemed an Incumbent Director if his or her initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board;

(6)                                  “Election Contest” is used as it is defined for purposes of Rule 14a-11 under the Exchange Act;

(7)                                  “Business Combination” means

(x)                                   a merger or consolidation involving the Company or its stock or

(y)                                 an acquisition by the Company, directly or through one or more subsidiaries, of another entity or its stock or assets;

(8)                                  “parent corporation resulting from a Business Combination” means the Company if its stock is not acquired or converted in the Business

Combination and otherwise means the entity which as a result of such Business Combination owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries; and

(9)                                  “Major Asset Disposition” means the sale or other disposition in one transaction or a series of related transactions of 70% or more of the assets of the Company and its subsidiaries on a consolidated basis; and any specified percentage or portion of the assets of the Company will be based on fair market value, as determined by a majority of the Incumbent Directors.

(10)                            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

For the avoidance of doubt, the transaction pursuant to that certain Agreement and Plan of Merger by and among RRI Energy, Inc., RRI Energy Holdings, Inc., and Mirant Corporation, dated as of April 11, 2010, as amended, is not a Change in Control for purposes of this Plan.

EXHIBIT B

Participants

Tier I Employee Participants:

Edward R. Muller;

Michael L. Jines; and

J. William Holden III

Tier II Employee Participants:

All Executive Vice Presidents (other than Mr. Jines and Mr. Holden); and Senior Vice Presidents of GenOn Energy, Inc.

Tier III Employee Participants:

All Vice Presidents of GenOn Energy, Inc.

B-1

EXHIBIT C

Form of Waiver and Release

This Waiver and Release (this “Release”) is granted effective as of the date signed below by                            (“Employee”) in favor of GenOn Energy, Inc. (the “Company”).  This is the Release referred to in that certain Change in Control Severance Plan adopted by the Company effective as of February 27, 2012 (the “Plan”).  Capitalized terms not defined in this Release are as defined in the Plan.  Employee gives this Release in consideration of the Company’s promises and covenants as recited in the Plan, with respect to which this Release is an integral part.  Employee agrees as follows:

1.                                      Release of the Company.  Employee, individually and on behalf of Employee’s successors, assigns, attorneys, and all those entitled to assert Employee’s rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, employees, agents, fiduciaries, parent corporations, subsidiaries, Affiliates, estates, successors, assigns and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever (collectively, “Claims”), in law or in equity, which Employee ever had or now has against the Released Parties, including, without limitation, any Claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its Affiliates, and Employee.  It is understood and agreed that this Release is intended to cover all Claims , whether known or unknown, of any nature whatsoever, including those which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Employee has, had or purports to have, from the beginning of time to the date of this Release, and including but not limited to Claims for employment discrimination under federal or state law; Claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; Claims for statutory or common law wrongful discharge; Claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; Claims for attorney’s fees, expenses and costs; Claims for defamation; Claims for emotional distress; Claims for wages or vacation pay; Claims for benefits or that in any way relate to the design or administration of any employee benefit program, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; or Claims under any other applicable federal, state or local laws or legal concepts.

2.                                      Release of Claims Under Age Discrimination in Employment Act.  Without limiting the generality of the foregoing, Employee agrees that by executing this Release, he or she has released and waived any and all Claims he or she has or may have as of the date of this Release under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq.  Employee acknowledges and agrees that he or she has been, and hereby is, advised by the Company to consult with an attorney prior to executing this Release.  Employee further acknowledges and agrees that the Company has offered Employee the opportunity, before executing this Release, to consider this Release for a period of forty-five (45) calendar days; and that the consideration Employee receives for this Release is in addition to amounts to which Employee was already entitled.  It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that Employee may revoke this Release within seven (7) calendar days from the date of execution hereof.  Employee has read and understood the Plan, and it is incorporated herein by reference.  Employee was advised in the Plan as to the class, organizational unit or group of individuals covered by the Plan, the eligibility factors for the Plan and the time limits applicable to the Plan.  If Employee’s employment is ending as part of a group termination, Employee has received a list of the job titles and the ages of all employees eligible or selected for the Plan and a list of the ages and job titles of employees in the same job classification or organizational unit who are not eligible or selected for the Plan.

3.                                                Release of Unknown Claims.  Employee understands and agrees that this Release is a full and final release covering all known and unknown, suspected or unsuspected injuries, debts, Claims or damages which have arisen or may have arisen from any matters, acts, omissions or dealings released in this Release.  As to such matters, Employee expressly waives and releases any and all rights or benefits which Employee may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code and any similar law of any state or territory of the United States.  Section 1542 provides:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him must have materially affected his or her settlement with the debtor.”  Employee fully understand that if any fact with respect to any matter covered in this Release is found hereinafter to be other than or different from the facts believed by Employee to be true at the time of the execution of this Release, Employee expressly accepts and assumes that this Release shall be and remain effective, notwithstanding such difference in facts.

4.                                      Limited Exceptions to Release.  The only exceptions to this Release of Claims are with respect to (1) such Claims as may arise after the date this Release is executed; (2) any indemnification obligations to Employee under the Company’s bylaws, certificate of incorporation, Delaware law or otherwise; (3) Employee’s vested rights under the terms of employee benefit plans sponsored by the Company or Company Affiliates; (4) an action to challenge the Release of Claims under the Age Discrimination in Employment Act; (5) applicable Workers’ Compensation benefits for occupational injuries or illnesses; and (6) any Claims which the controlling law clearly states may not be released by private agreement.

5.                                      Covenant Not to Sue.  Employee agrees and covenants not to sue in any local, state or federal court or any other court or tribunal for any Claims released by this Release.

6.                                      Confidential Information.  From and after the Termination Date (as defined in the Plan), Employee shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any secret or confidential information, knowledge or data relating to the Company or any Affiliate and their respective businesses, which shall have been obtained by Employee during Employee’s employment by the Company or any Affiliate, to anyone other than the Company and those designated by it.  Should Employee be contacted or served with legal process seeking to compel Employee to disclose any such information, Employee agrees to notify the General Counsel of the Company immediately, in order that the Company may seek to resist such process if it so chooses.  It is understood, however, that the obligations of this Paragraph shall not apply to the extent that the aforesaid matters become generally known to and available for use by the public other than by acts by Employee or Employee’s representatives in violation of the Plan or this Release.

7.                                      Non-Admission and Non-Disparagement.  The benefits provided under the Plan are not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Released Parties, by whom liability is expressly denied.  Employee agrees to refrain from any public or private criticisms or disparaging comments about the Company or any of the other Released Parties that is intended to result or could result in public embarrassment or injury to the reputation of the Company or any of the other Released Parties.  Nothing in this Release, however, is intended to prohibit, restrict or otherwise discourage Employee or any other individual from making reports of unsafe, wrongful or illegal conduct to any agency or branch of the local, state or federal government or other lawful authorities.

8.                                      Acknowledgement and Revocation Period.  Employee has carefully read this Release and is signing it voluntarily.  In order to be eligible for benefits under the Plan, Employee must sign this Release and return it to the Company’s General Counsel no earlier than the Employee’s Termination Date, and no later than 5:30 p.m. Central Standard Time on the 46th day following the later of (i) the date that Employee received this Release or (ii) the Employee’s Termination Date.  Employee acknowledges that Employee has had at least forty-five (45) days from receipt of this Release to review it prior to signing or that, if Employee is signing this Release prior to the expiration of such 45-day period, Employee is waiving his or her right to review the Release for such full 45-day period prior to signing it.  Employee has the right to revoke this Release within seven (7) days following the date Employee executes it.  In order to revoke this Release, Employee must deliver notice of the revocation in writing to Company’s General Counsel before the expiration of the seven (7) day period.  However, if Employee revokes this Release within such seven (7) day period, no Severance Benefits will be payable to Employee under the Plan and Employee shall return to the Company any such Severance Benefits received prior to that date.

9.                                                No Revocation After Seven Days.  Employee acknowledges and agrees that this Release may not be revoked at any time after the expiration of the seven (7) day revocation period.  Employee further acknowledges and agrees that, with the exception of an action to challenge the waiver of Claims under the Age Discrimination in Employment Act, Employee shall not ever attempt to challenge the terms of this Release, attempt to obtain an order declaring this Release to be null and void, or institute litigation against the Company or any other Released Party based upon a claim that is covered by the terms of the Release contained herein, without first repaying all monies paid to him or her under the Plan.  Furthermore, with the exception of an action to challenge Employee’s waiver of Claims under the Age Discrimination in Employment Act, if Employee does not prevail in an action to challenge this Release, to obtain an order declaring this Release to be null and void, or in any action against the Company or any other Released Party based upon a Claim that is covered by the Release set forth herein,

Employee shall pay to the Company and/or the appropriate Released Party all of their costs and attorneys’ fees incurred in their defense of Employee’s action.

10.                               Cooperation.  If Employee is called upon to serve as a witness or consultant in or with respect to any potential litigation, litigation, or regulatory proceeding, Employee agrees to truthfully cooperate with the Company and/or its Affiliates to the full extent permitted by law.

11.                               Non-Solicitation:  As a condition of participation in the Plan and receipt of any Severance Benefits under the Plan, Employee agrees that while employed by the Company or an Affiliate and for one year following his or her Termination Date, he or she will not, without the prior written consent of the Company, directly or indirectly, hire or induce, entice or solicit (or attempt to induce entice or solicit) any employee of the Company or any of its Affiliates to leave the employment of the Company or any of its Affiliates.

12.                               Non-Competition.  For the consideration provided under the Plan and the Company’s provision to Employee of secret or confidential information regarding the Company and the Company’s business prior (that is subject to Paragraph 6 of this Release) on and after the date on which Employee became a Participant in the Plan, which Employee acknowledges he or she has received, Employee agrees that for one year following Employee’s Termination Date, he or she will not, without the prior written consent of the Company, acting alone or in conjunction with others, either directly or indirectly, engage in any business that is in competition with the Company or any of its Affiliates or ventures or accept employment with or render services to such a business as an officer, agent, employee, independent contractor or consultant, or otherwise engage in activities that are in competition with the Company or any of its Affiliates or ventures.

The restrictions contained in this Paragraph are limited to a 50-mile radius around any geographical area in which the Company or any of its Affiliates or ventures engages (or has definite plans to engage) in operations or the marketing of its products or services at the time of Employee’s Termination Date.

Employee acknowledges that these restrictive covenants under this Agreement, for which Employee received valuable consideration from the Company as provided in this Agreement, including, but not limited to, secret or confidential information regarding the Company and the Company’s business as described above, are ancillary to otherwise enforceable provisions of this Agreement, that the consideration provided by the Company gives rise to the Company’s interest in restraining Employee from competing and that the restrictive covenants are designed to enforce Employee’s consideration or return promises under this Agreement.  Additionally, Employee acknowledges that these restrictive covenants contain limitations as to time, geographical area, and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other legitimate business interests of the Company, including but not limited to the Company’s need to protect its confidential information.

13.                                         Governing Law and Severability.  This Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of

Delaware.  If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court or tribunal construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

14.                               Complete Agreement.  This Release and the Plan set forth the entire understanding and agreement between Employee and the Company concerning the subject matter of this Release and supersede and invalidate any previous agreements or contracts.  No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.

I have read and understood this Release (including the Plan, which is incorporated by reference), and I hereby AGREE TO and ACCEPT its terms and conditions.

Employee’s Printed Name

Employee’s Signature

Employee’s Signature Date